                              STOCKHOLDER AGREEMENT

                  STOCKHOLDER AGREEMENT, dated as of August 9, 1999 ("Agreement"), is made and entered into by and among Teva Pharmaceuticals USA, Inc., a Delaware corporation ("Parent"), Caribou Merger Corporation, a wholly owned subsidiary of Parent and a Delaware corporation ("Merger Sub"), and Hoechst Corporation, a Delaware corporation (the "Stockholder").

                                   WITNESSETH:

                  WHEREAS, on the date hereof, Parent, Merger Sub, and Copley Pharmaceutical, Inc., a Delaware corporation (the "Company"), entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended, restated or renewed from time to time, the "Merger Agreement"), pursuant to which Merger Sub will commence the Offer. Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement;

                  WHEREAS, the Stockholder is the Beneficial Owner (as defined below) and has the sole right to vote and dispose of 9,934,100 shares of the Company Common Stock; and

                  WHEREAS, as an inducement and a condition to their entering into the Merger Agreement and incurring the obligations set forth therein, Parent and Merger Sub have required that the Stockholder enter into this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. DEFINITIONS. For purposes of this Agreement:

            (a) "Affiliate" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified; provided that the Company shall not be deemed an Affiliate of the Stockholder.

            (b) "Beneficially Own" or "Beneficial Owner" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by Persons with whom such

Person would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act.

            (c) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

            (d) "Representative" means, with respect to any Person, as applicable, such Person's officers, directors, employees, agents and representatives (including any investment banker, financial advisor, agent, representative or expert retained by or acting on behalf of such Person or its subsidiaries).

            (e) "Termination Event" shall mean the first to occur of (i) the Effective Time; (ii) the termination of the Merger Agreement by any party thereto in accordance with its terms; (iii) Merger Sub's failure to commence the Offer within five (5) business days following the date of the initial public announcement of the Offer; (iv) the termination of the Offer, or expiration of the Offer without Merger Sub's having accepted for payment and paid for all shares of Company Common Stock tendered pursuant thereto, provided that Stockholder's right to terminate pursuant to this clause (iv) shall not be available to Stockholder if it is then in material breach of this Agreement and such breach has been the proximate cause of the Offer having so expired or having been terminated; (v) any modification of any term or condition of the Offer which would require the prior written consent of the Company pursuant to
Section 1.01(b) of the Merger Agreement in the form executed and delivered as of the date hereof (whether or not such consent is obtained); and (iv) December 31, 1999.

         2. AGREEMENT TO TENDER; VOTING OF THE SHARES.

            (a) During the period commencing on the date hereof and until a Termination Event, the Stockholder shall (i) validly tender and sell (and not withdraw), pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after the receipt by the Stockholder of the offer to purchase, transmittal letter and other relevant Offer Documents (or as soon as practicable thereafter as shall be permitted by the relevant court or governmental authority), the Shares (for purposes of this Agreement the "Shares" shall mean, collectively, 9,934,100 shares of Company Common Stock Beneficially Owned by the Stockholder on the date hereof (the "Existing Shares") and any shares of Company Common Stock acquired by the Stockholder after the date hereof and prior to a Termination Event, whether upon exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise); provided that at any time after October 31, 1999, the Stockholder shall be permitted to withdraw up to 4,967,050 Shares in order to sell and transfer such withdrawn shares in compliance with Section 6(a) hereof, and (ii) at any meeting of the Company's stockholders (whether annual or special, and whether or not an adjourned or postponed meeting), however called or in connection with any written consent of the Company's stockholders, vote (or cause to be voted) all of its Shares (x) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the Merger and the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (y) against any action or agreement that would (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of such Stockholder under this Agreement or (B) impede, interfere with, delay, postpone, or adversely affect the Merger or the transactions contemplated thereby or hereby; and (z) except as otherwise agreed to in writing in advance by Parent or Merger Sub, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement and this Agreement):
(A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination, involving the Company or any of its subsidiaries;
(B) any sale, lease or transfer of a material amount of the assets or business of the Company or its subsidiaries, or any reorganization, restructuring, recapitalization, special dividend, dissolution, liquidation or winding up of the Company or its subsidiaries; (C) any change in the present capitalization of the Company, including any proposal to sell any equity interest in the Company or any of its subsidiaries or any amendment of the Certificate of Incorporation or By-laws of the Company; (D) any change in the majority of the Company's Board of Directors; (E) any other change in the Company's corporate structure or business; and (F) any other action which is intended or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger, the transactions contemplated by the Merger Agreement or this Agreement or the contemplated economic benefits of any of the foregoing. The Stockholder shall not enter into any agreement, arrangement or understanding with any Person the effect of which would be inconsistent with or violative of the provisions and agreement contained in this Section 2(a).

            (b) The Stockholder hereby acknowledges that Merger Sub's obligation to accept for payment shares of the Company Common Stock purchased pursuant to the Offer, including the Shares, is subject to the terms and conditions of the Offer. Upon the terms and subject to the conditions of the Offer, Parent shall cause Merger Sub to accept for payment and pay for all shares of Company Common Stock (including the Shares) validly tendered and not withdrawn pursuant to the Offer as soon as Merger Sub is permitted to do so under applicable law.

            (c) The Stockholder shall permit Merger Sub to publish and to disclose in the Offer Documents and, if stockholder approval is required under applicable law, the Proxy Statement, if any (including all documents and schedules filed with the SEC), the Stockholder's identity and ownership of the Company Common Stock and the Stockholder's commitments, arrangements and understandings under this Agreement. Parent and Merger Sub shall permit the Stockholder to disclose the terms of this Agreement in the Stockholder's Schedule 13D with respect to the Shares and in any prospectus or offering circular for a Hoechst Offering permitted by Section 6(a) hereof.

         3. TERMINATION AND TERMINATION FEE. Except as provided in this Section 3, all liabilities and obligations of the Stockholder under this Agreement shall terminate upon a Termination Event. The Stockholder shall pay to Parent $10,000,000 in cash in same day funds if the Merger Agreement is terminated in accordance with its terms and the proximate cause of such termination has been the Stockholder's breach of any of its representations or warranties under this Agreement or the Stockholder's breach or failure to perform any of its covenants or agreements under this Agreement.

         4. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. The Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

            (a) OWNERSHIP OF SHARES. The Stockholder is the Beneficial Owner of the Shares. As of the date hereof, the Existing Shares constitute all of the shares of the Company Common Stock owned of record or Beneficially Owned by the Stockholder. The Stockholder has sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to the Shares with no material limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

            (b) ORGANIZATION, STANDING AND CORPORATE POWER. The Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Stockholder has the corporate power and authority to enter into and perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby.

            (c) NO CONFLICTS. (i) Except for filings under the Exchange Act or the HSR Act no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby, except where the failure to obtain such consent, permit, authorization, approval or filing would not interfere with the Stockholder's ability to perform its obligations hereunder, and (ii) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (x) conflict with or result in any breach of the charter or by-laws of the Stockholder, (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's properties or assets may be bound, including, without limitation, the Corporate Governance and Standstill Agreement, by and among the Company and the Stockholder, dated as of October 8, 1993 and as amended (the "Standstill Agreement"), or (z) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of the Stockholder's properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of the Stockholder to perform its obligations hereunder.

            (d) EXECUTION, DELIVERY AND PERFORMANCE. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Stockholder. This Agreement constitutes the valid and binding obligation of Stockholder and is enforceable in accordance with its terms, except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and general principles of equity.

            (e) NO ENCUMBRANCES. Subject to Section 6(a), the Shares are now, and at all times during the term hereof will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except this Agreement, the Standstill Agreement and applicable securities laws.

            (f) RELIANCE. The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement, and are incurring the obligations set forth therein, in reliance upon the Stockholder's execution and delivery of this Agreement.

         5. REPRESENTATIONS OF PARENT AND MERGER SUB. Parent and Merger Sub hereby represent and warrant to the Stockholder as follows:

            (a) ORGANIZATION, STANDING AND CORPORATE POWER. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each has adequate corporate power and authority to own its properties and carry on its business as presently conducted. Each of Parent and Merger Sub has the corporate power and authority to enter into and perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby.

            (b) NO CONFLICTS. (i) Except, for filings under the Exchange Act and the HSR Act, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by either Parent or Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, except where the failure to obtain such consent, permit, authorization, approval or filing would not interfere with its ability to perform their respective obligations hereunder, and (ii) none of the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated hereby or compliance by Parent and Merger Sub with any of the provisions hereof shall (x) conflict with or result in any breach of any applicable organizational documents applicable to Parent or Merger Sub, (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of Parent's or Merger Sub's properties or assets may be bound, or (z) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or Merger Sub or any of Parent's or Merger Sub's properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of Parent or Merger Sub to perform their respective obligations hereunder.

            (c) EXECUTION, DELIVERY AND PERFORMANCE. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement constitutes the valid and binding obligations of Parent and Merger Sub and is enforceable in accordance with its terms, except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and general principles of equity.

         6. CERTAIN COVENANTS

            (a) RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE. Prior to the occurrence of a Termination Event, except as required by this Agreement, the Stockholder shall not directly or indirectly without the prior written consent of Parent and Merger Sub: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares, or any interest therein, (ii) grant any proxies or powers of attorney, deposit any of the Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to any of the Shares, or (iii) take any action that could reasonably be expected to (x) make any representation or warranty of Stockholder contained in this Agreement untrue or incorrect; (y) result in a breach by Stockholder of its obligations under this Agreement or a breach by the Company of its obligations under the Merger Agreement; or (z) have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations under this Agreement. Notwithstanding the foregoing or anything else in this Agreement or the Merger Agreement to the contrary, the Stockholder, the Company and their Representatives shall be permitted (i) from and after the date hereof, to take customary actions in preparation for a registered or unregistered secondary offering (a "Hoechst Offering") of up to 4,967,050 of the Shares (including, without limitation, conducting discussions and negotiations with prospective placement agents and due diligence activities involving the Company, and drafting any related registration statement or offering circular); (ii) after September 30, 1999, to file with the Securities and Exchange Commission any registration statement for a Hoechst Offering, distribute any related prospectus or other offering circular for a Hoechst Offering and any amendments or supplements thereto to prospective investors, and commence marketing efforts with respect to a Hoechst Offering; and (iii) after October 31, 1999, to consummate any Hoechst Offering with respect to a maximum of 4,967,050 Shares; provided, that sales of such Shares shall be made to no more than ten (10) Persons and the Stockholder shall cause each Person who or which acquires Shares in any Hoechst Offering to agree in writing, in form and substance reasonably satisfactory to Parent, to have with respect to such Shares the same rights and obligations hereunder as the Stockholder (except that no such Person shall have the right to withdraw Shares from the Offer or transfer such Shares other than pursuant to the Offer). Any breach by any such Person of any such obligations shall be deemed a breach of this Agreement by the Stockholder.

            (b) RESTRICTIVE LEGEND. The Stockholder shall, until the occurrence of a Termination Event, place the following legend on any and all certificates representing any Shares:

                           THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO THAT CERTAIN STOCKHOLDERS AGREEMENT, DATED AS OF AUGUST 9, 1999, BY AND AMONG TEVA PHARMACEUTICALS USA, INC., CARIBOU MERGER CORPORATION AND HOECHST CORPORATION, AND ANY TRANSFER OF SUCH SHARES IN VIOLATION OF THE TERMS OF SUCH AGREEMENT SHALL BE NULL AND VOID AND OF NO EFFECT WHATSOEVER.

            (c) WAIVER OF APPRAISAL RIGHTS. The Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that the Stockholder may have.

            (d) NO SOLICITATION.

                (i) Until the occurrence of a Termination Event, except with respect to directors of the Company serving at the request of the Stockholder or its Affiliates (whose actions shall be restricted by the terms of the Merger Agreement), and except in connection with a Hoescht Offering permitted hereby, the Stockholder and its Affiliates shall not, and shall instruct their respective Representatives not to, (A) directly or indirectly solicit, initiate, or encourage (including by way of furnishing nonpublic information or assistance), or take any other action to facilitate, any inquiries or proposals from any Person that constitute, or may reasonably be expected to lead to, an Acquisition Proposal, (B) enter into, maintain, or continue discussions or negotiations with any party (other than Parent or Merger Sub) in furtherance of such inquiries or to obtain an Acquisition Proposal, (C) agree to or endorse any Acquisition Proposal, or (D) authorize or permit the Stockholder's or any of its Affiliates' Representatives to take any such action.

                (ii) Until the occurrence of a Termination Event, without the prior written consent of Parent, and except in connection with a Hoechst Offering permitted hereby, the Stockholder and its Affiliates shall not, and shall instruct their respective Representatives not to, issue any press release or make any public statement or take any action that would otherwise require any public disclosure concerning the Merger, the Offer or the transactions contemplated by the Merger Agreement or this Agreement; provided, however, that the Stockholder may, without the prior written consent of Parent, issue such press release or make such public statement or take such action as may upon the advice of counsel be required by law, if it has provided prior notice to Parent and used all reasonable efforts to consult with Parent.

            (e) STOP TRANSFER. Prior to a Termination Event, the Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement.

            (f) HSR ACT. Stockholder acknowledges that its ultimate parent entity (which is currently Hoechst AG, but which would be Celanese AG upon the proposed demerger of Celanese AG from Hoechst AG) is the "acquired person" within the meaning of the HSR Act with respect to the transaction contemplated by the Merger Agreement by virtue of such entity's indirect ownership of the Shares. Accordingly, Stockholder shall fulfill or cause such entity to fulfill the obligations of Section 7.03(a) of the Merger Agreement relating to HSR filings with respect to the Company.

            (g) FURTHER ASSURANCES. From time to time, at the other parties' reasonable request and without further consideration, the Stockholder, Parent and Merger Sub shall execute and deliver such additional documents as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the tender of the Shares by the Stockholder contemplated by Section 2 of this Agreement.

         7. MISCELLANEOUS.

            (a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

            (b) RECAPITALIZATION. In the event of a stock dividend or distribution, or any change in shares of Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares of Company Common Stock or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may changed or exchanged.

            (c) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties, except that Merger Sub may assign its rights and obligations, in whole or in part, to any of its Affiliates, but no such assignment shall relieve Merger Sub of its obligations hereunder if such assignee does not perform such obligations, and except that the Stockholder may assign its rights and obligations hereunder in compliance with Section 6(a) hereof. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

            (d) AMENDMENT, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

            (e) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, or by mail (registered or certified mail, postage prepaid, return receipt requested), or by any courier service, such as Federal Express, providing proof of delivery, or by transmission by telecopy, confirmed received. All communications hereunder shall be delivered to the respective parties at the following addresses:

   If to Parent or Merger Sub:                  Teva Pharmaceuticals USA, Inc.
                                                650 Cathill Road
                                                Sellersville, Pennsylvania 18960
                                                Attn: President
                                                Fax: (215) 723-6184

                    copies to:                  Willkie Farr & Gallagher
                                                787 Seventh Avenue
                                                New York, New York 10019-6099
                                                Attn:  Peter H. Jakes, Esq.
                                                Fax:  (212) 728-8111

        If to the Stockholder:                  Hoechst Corporation
                                                86 Morris Avenue
                                                Summit, New Jersey 07901
                                                Facsimile:  908-522-7216
                                                Attention:  President

                    copies to:                  Kevin Barnette
                                                Skadden, Arps, Slate, Meagher
                                                & Flom LLP
                                                1440 New York Avenue N.W.
                                                Washington, D.C. 20005
                                                Facsimile:  202-393-5760

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

            (f) SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

            (g) SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, including, without limitation, pursuant to Section 3 hereof.

            (h) REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

            (i) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

            (j) NO THIRD-PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

            (k) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

            (l) DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

            (m) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart thereof has been executed and delivered by each party hereto.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized officers effective as of the date and year first above written.

                                          TEVA PHARMACEUTICALS USA, INC.

                                          By: /s/ WILLIAM A. FLETCHER
                                              ----------------------------------
                                              Name:  William A. Fletcher
                                              Title: President and CEO



                                          CARIBOU MERGER CORPORATION

                                          By: /s/ GEORGE BARRETT
                                              ----------------------------------
                                              Name: George Barrett
                                              Title: Executive Vice President



                                          HOECHST CORPORATION

                                          By: /s/ DAVID A. JENKINS
                                              ----------------------------------
                                              Name: David A. Jenkins
                                              Title: President